Exhibit 99.1

Contact: Holly Schoenfeldt Marketing & Public Relations Manager 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Financial Results for the First Quarter of 2019 Fiscal Year

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SAN ANTONIO–November 8, 2018–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported a net loss of $1.1 million, or $0.08 per share, for the quarter ended September 30, 2018. The loss is primarily due to investment losses related to decreases in unrealized gains and a decrease in revenues, a result of a decline in assets under management (AUM).

Adoption of New Accounting Pronouncement Increased Volatility of Earnings

The most significant contributor to the quarterly net loss was related to the Company’s adoption of a new accounting pronouncement, ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”), that changed how unrealized gains and losses of certain corporate investments are recorded. Starting in fiscal year 2019, changes in the fair value of the Company’s investments formerly classified as available-for-sale are no longer reported through other comprehensive income, but rather through earnings. This change in accounting results in investment income (loss) being more volatile quarter-to-quarter.

The impact of this change in accounting to the first quarter of fiscal year 2019 is that $954,000 in losses were recognized related to declines in unrealized gains on securities that were formerly classified as available-for-sale. Of this amount, $987,000 was related to a decline in market value of the Company’s holding in HIVE Blockchain Technologies Ltd. (“HIVE”). It is important to note that, despite a decline in valuation in the current quarter, the market value of the Company’s investment in HIVE is $2.2 million higher than our cost. HIVE is in the business of mining virgin cryptocurrencies, principally Ethereum and Bitcoin. Cryptocurrency markets and related stocks have been, and are expected to continue to be, volatile. The mining of cryptocurrencies, which are part of the blockchain ecosystem, is considered an early stage, high-risk industry, and the nature of mining is expected to evolve.

Assets Under Management and Advisory Fees

Advisory fees fell by $263,000, or 18.4 percent, from the same three-month period last year, due to lower AUM. Average assets under management (AAUM), including Company mutual funds, exchange-traded funds (ETFs) and funds managed by Galileo Global Equity Advisors Inc. (“Galileo”), were $623.7 million for the quarter ended September 30, 2018, compared to an average of $761.6 million for the same quarter in 2017. Total assets under management were $600.4 million, versus $771.5 million a year ago. The Company has a 65 percent interest in Galileo.

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Adequate Liquidity and Capital Resources

As of September 30, the Company had net working capital of approximately $15.5 million and a current ratio of 13.3 to 1. With approximately $6.0 million in cash and cash equivalents, and approximately $14.3 million in marketable securities, U.S. Global Investors has adequate liquidity to meet its current obligations. The Company has no borrowings or long-term liabilities except for deferred taxes.

Active Management Could Help Investors Take Advantage of Rising Volatility

“Nationwide, actively managed mutual funds continued to see accelerated outflows in favor of passive vehicles such as ETFs,” comments Frank Holmes, Company CEO and chief investment officer. “In the month of September, for example, active funds in the U.S. lost $13.7 billion, while passive funds attracted $42 billion in inflows, according to Morningstar data. Jeffrey Ptak, global director of research at Morningstar, reports that 2018 could mark the third straight year of net negative change in the number of unique mutual funds. This is a long-term trend that has affected the entire mutual fund industry, U.S. Global Investors included.

“There are warning signs of a passive index meltdown, however, and I believe investors should be cautious about where they put their money as we advance further into the late stage of this market cycle, ” Mr. Holmes continues. “In a recent report, J.P. Morgan analysts estimate that there’s approximately $7.4 trillion, mostly concentrated in large- to small-cap equities, that are at risk of passive selling pressure in the event of another significant pullback. I believe high-quality active management, the kind our firm provides, can help investors take advantage of rising volatility.

“Outflows were most pronounced in our World Precious Minerals Fund in the September quarter, as the price of gold fell close to 5 percent on higher real rates and a strong U.S. dollar. However, we believe a price reversal could take place with faster inflation, thanks to additional U.S.-imposed trade tariffs. What’s more, investors should be aware that gold stocks look very inexpensive right now relative to the broader stock market.”

New Accounting Standard Discourages Long-Term Investments

“I want to reiterate that the biggest contributor to our net loss in the September quarter was related to our adoption of ASU 2016-01, which changed how we account for certain investments,” Mr. Holmes says. “Formerly, our investment in HIVE was accounted for as an available-for-sale investment, and any unrealized gains or losses in market value were not reflected in the Company’s income statement. But that’s no longer the case beginning in fiscal year 2019. What I want shareholders to take away from this is that, despite our reporting a net loss of approximately $1 million for the quarter, the market value of our investment in HIVE is higher than our cost by approximately $2 million at quarter end. However, due to the accounting adoption rules, the amount of unrealized gain as of June 30, 2018, approximately $3 million, will never be reflected in our income statement.

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“U.S. Global Investors is not alone. Other firms’ earnings, particularly those of insurance companies, similarly look volatile because of the adoption of the new standard. I believe this is going to discourage long-term investments, since companies have to record in earnings the short-term market swings of long-term investments. ASU 2016-01 is part of the evolution toward mark-to-market accounting in the last decade.”

Share Repurchase Program

U.S. Global Investors has continued purchasing its outstanding stock. For the three months ended September 30, 2018, and 2017, the Company repurchased 1,000 and 9,199 class A shares using cash of $2,000 and $14,000, respectively. The share repurchase plan may be suspended or discontinued at any time.

U.S. Global Continues GROW Dividends

The Company has continued to pay monthly dividends for more than 10 years. A monthly dividend of $0.0025 per share was paid for the quarter ending September 30, 2018. Subsequent to September 30, 2018, the Board authorized a monthly dividend of $0.0025 per share for October 2018 through December 2018, at which time it will be considered for continuation.

Earnings Webcast Information

The Company has scheduled a webcast for 7:30 a.m. Central time on Friday, November 9, 2018, to discuss the Company’s key financial results for the year. Frank Holmes will be accompanied on the webcast by Lisa Callicotte, chief financial officer, and Holly Schoenfeldt, marketing and public relations manager. Click here to register for the earnings webcast or visit www.usfunds.com for more information.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	9/30/2018	9/30/2017
Operating Revenues	$1,223	$1,490
Operating Expenses	1,906	1,969
Operating Loss	(683)	(479)

Total Other Income (Loss)	(905)	1,725
Income (Loss) Before Income Taxes	(1,588)	1,246

Income Tax Expense (Benefit)	(356)	10
Net Income (Loss)	(1,232)	1,236
Less: Net Loss Attributable to Non-Controlling Interest	(83)	(34)
Net Income (Loss) Attributable to U.S. Global Investors, Inc.	$(1,149)	$1,270
Earnings (Loss) per share (basic and diluted)	$(0.08)	$0.08

Avg. common shares outstanding (basic)	15,144,884	15,182,651
Avg. common shares outstanding (diluted)	15,144,884	15,182,651

Avg. assets under management (millions)	$624	$762

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About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, U.S. Global ETFs and other international clients.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.

Fund portfolios are actively managed, and holdings may change daily. Holdings are reported as of the most recent quarter-end. Frank Holmes has been appointed non-executive chairman of the Board of Directors of HIVE Blockchain Technologies. Both Mr. Holmes and U.S. Global Investors own shares of HIVE, directly and indirectly. Effective 8/31/2018, Frank Holmes serves as the interim executive chairman of HIVE.